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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 24, 1995 relating to the financial statements of Borden Chemicals and Plastics Limited Partnership, and our report dated February 22, 1995 relating to the balance sheet of BCP Management Inc., which appear in such Prospectus. We also consent to the incorporation by reference in this Registration Statement of our report on the Financial Statement Schedules of Borden Chemicals and Plastics Limited Partnership, which appears on page 48 of the Partnership's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Price Waterhouse LLP

Columbus, Ohio

February 22, 1995